As filed with the Securities and Exchange Commission on February 5, 2007
Reg. No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Triton Distribution Systems, Inc.

(Exact name of registrant as specified in its charter)

Colorado	84-1039067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Harbor Drive, Suite 300
Sausalito, California 94965
(Address of principal executive offices)

2006 EQUITY INCENTIVE PLAN
(Full title of plan)

Gregory Lykiardopoulos, Chief Executive Officer
One Harbor Drive, Suite 300
Sausalito, California 94965
(Name and address of agent for service)

(415) 339-4600
(Telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Proposed Maximum Registration Fee
Common Stock (no par value)	4,300,000 (1)	$3.00 (2)	$12,900,000	$1,380.30
____________________
(1)
This Registration Statement also covers any additional common shares which become issuable under the Registrant’s 2006 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding common shares of the Registrant.

(2)
Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, based upon the closing price per share on the NASDAQ Over-the-Counter Electronic Bulletin Board of the Registrant’s common stock as of January 31, 2007.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the requirements of the Note to Part I of Form S-8 and Rule 428(b)(1) of the Rules under the Securities Act of 1933, as amended, the information required by Part I of Form S-8 is included in the resale prospectus which follows. The resale prospectus together with the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement constitute the Section 10(a) prospectus.

RESALE PROSPECTUS

The material which follows, up to but not including the page beginning Part II of this Registration Statement, constitutes a prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Registrant’s 2006 Equity Incentive Plan by officers or directors of the Registrant, as defined in Rule 405 under the Securities Act of 1933, as amended.

RESALE PROSPECTUS

4,300,000 SHARES OF
COMMON STOCK

TRITON DISTRIBUTION SYSTEMS, INC.

2006 EQUITY INCENTIVE PLAN

You should read this prospectus carefully before investing. We are offering on behalf of certain of our employees, officers, directors and consultants up to 4,300,000 shares of our no par value common stock purchasable by such employees, officers, directors and consultants pursuant to common stock options granted under our Plan. As of this date 1,842,009 options issued under the Plan are outstanding.

This prospectus will be used by our non-affiliates as well as persons who are “affiliates” to resell the shares. We will not receive any part of the proceeds of such sales although we will receive the exercise price for the stock options. Please see “Selling Stockholders” for a list of our affiliates who may offer their shares for sale. We refer to these individuals as “selling stockholders.”

The selling stockholders may offer their common stock through public or private transactions, at prevailing market prices or at privately negotiated prices. These future market prices are not currently known.

Our common stock is quoted on the NASDAQ Over-the-Counter Electronic Bulletin Board under the symbol “TTDS.” On January 31, 2007, the closing price for the common stock on the Bulletin Board was $3.00 per share.

See “Risk Factors” beginning on page 1 to read about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person is authorized to give any information or to make any representation regarding the securities we are offering and investors should not rely on any such information. The information provided in the prospectus is as of this date only.

The date of this prospectus is February 5, 2007.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, including Sections 14(a) and 14(c) relating to proxy and information statements, and in accordance therewith we file reports and other information with the Securities and Exchange Commission. Reports and other information which we file can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, NE, Washington, DC 20549. Copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, NE, Washington, DC 20549 at prescribed rates. Our common stock is traded on the Bulletin Board under the symbol “TTDS.” Reports, proxy and information statements may also be inspected at the Commission’s Web site at www.sec.gov.

We furnish annual reports to our shareholders which include audited financial statements. We may furnish such other reports as may be authorized, from time to time, by our Board of Directors.

You may also want to refer to our Web site at tritonds.com. Our Web site is not a part of this prospectus.

INCORPORATION BY REFERENCE

Certain documents have been incorporated by reference into this prospectus, either in whole or in part, including but not limited to an Annual Report on Form 10-KSB for the year ended December 31, 2005, Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 and any Current Reports on Form 8-K filed after March 31, 2006. We will provide without charge (1) to each person to whom a prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference (not including exhibits to the information unless such exhibits are specifically incorporated by reference into the information), and (2) documents and information required to be delivered to directors pursuant to Rule 428(b). Requests for any information shall be addressed to us at One Harbor Drive, Suite 300, Sausalito, California 94965, telephone (415) 339-4600.

TABLE OF CONTENTS

INTRODUCTION	1

RISK FACTORS	1

SELLING STOCKHOLDERS	7

PLAN OF DISTRIBUTION	7

SEC POSITION REGARDING INDEMNIFICATION	8

DESCRIPTION OF THE PLAN	8

APPLICABLE SECURITIES LAW RESTRICTIONS	9

TAX CONSEQUENCES	10

LEGAL MATTERS	10

EXPERTS	10

i

INTRODUCTION

Triton is a development stage Web-based travel services distribution company.  Our core business is the electronic distribution of travel inventory from travel sellers to travel agencies and their clients. We operate solely as a vendor to travel agents through our business-to-business, or “B2B,” Web-based distribution system. We favor the B2B market because we estimate that 80% of global airline tickets are issued by travel agents and 70% of all travel is booked through travel agents. Moreover, the Cruise Line International Association estimates that more than 90% of cruises are booked through travel agents.

Our target travel sellers are airlines, including air consolidators that purchase bulk seats on major carriers and resell air travel at reduced pricing, property management vendors and suppliers, such as hotel chains, independent hotels, resorts, vacation lodgings and bed & breakfasts, car rental agencies, tour operators such as bus tours, expeditions, walking tours and adventure packages, cruise lines providing global sailing trips, scenic or specialty cruises within a region, and special custom cruises, and local transportation service providers such as limousines, shuttles, ferries and other local modes of transportation typically needed by travelers. Our target travel buyers are travel agencies around the world, although initially we are focusing on travel agencies in Southeast Asia and China.

RISK FACTORS

         The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

We are in an early stage of development and have a limited operating history, which makes evaluation of our business more difficult and increases the likelihood that we will not be successful.

We are in the early stage of development, have no revenue and only a limited operating history on which to base an evaluation of our business and prospects. In addition, our operations and development are subject to all of the risks inherent in the growth of an early stage company, including a limited operating history. We may not succeed given the technological, marketing, strategic and competitive challenges we face. The likelihood of our success must be considered in light of the expenses, difficulties, complications, problems, delays and inherent risks frequently encountered in connection with the growth of a new business, the continuing development of new technology and the competitive environment in which we operate. Such risks include acceptance by users in an evolving and unpredictable business environment, the lack of a well developed brand identity and the difficulty of bringing our product to market on a timely basis.

Our revenue is highly dependent on the travel and transportation industries, and particularly on airlines, and a prolonged decrease in travel booking volumes would reduce our revenue.

Most of our revenue is derived from airlines, hotel operators, car rental companies, cruise operators and other suppliers in the travel and transportation industries. Our revenue will increase and decrease with the level of travel and transportation activity and is therefore highly subject to declines in or disruptions to travel and transportation due to factors entirely out of our control. Factors that may adversely affect travel and transportation activity include:

•	Economic downturns and recessions;
•	Global security issues, political instability, acts of terrorism, hostilities and war;

•	Increased airport security that could reduce the convenience of air travel;
•	Inclement weather, such as the recent tsunami which devastated parts of Southeast Asia;
•	Increased occurrence of travel-related accidents;
•	Travelers’ concerns about exposure to contagious diseases such as SARS and avian bird flu;
•	Economic and political issues in the Middle East, Asia, Latin America and elsewhere; and
•	The financial condition of travel sellers.

The possibility of further terrorist attacks, hostilities and war, stringent security measures at airports, and the financial instability of many of the air carriers may continue to adversely affect the travel industry. Airlines may reduce the number of their flights, making fewer offerings available to us. We expect to depend on a relatively small number of airlines for a significant portion of our revenue. Several major airlines are experiencing liquidity problems, some have sought bankruptcy protection and still others may consider bankruptcy relief. Travelers’ perceptions of passenger security or airlines’ financial stability may have an adverse effect on demand. The financial instability of airlines or a prolonged substantial decrease in travel booking volumes could have an adverse impact on our revenue, financial performance in general, operations and liquidity and capital resources.

We face competition from established as well as other emerging travel distribution channels, which could divert customers to our competitors and significantly reduce our revenue and profitability.

Our business involves providing travel seller inventories to travel agents and we face significant competition in all aspects of this business. With respect to travel agencies, we compete primarily against large and well-established GDSs, but new GDS alternatives are also being developed in the marketplace. With the deregulation of the travel industry in the United States, we compete in a free-market system. Our current and potential customers may elect to use a GDS or a GDS alternative offering lower prices. Losing access to inventory from one or more major travel seller would make us less attractive to travel agencies and other travel buyers, which could reduce our booking fee revenue. In addition, we face increasing competition for travel agencies from travel sellers that distribute directly to travel agencies, as well as to consumers.

We expect existing competitors and new entrants to the travel business to constantly revise and improve their business models in response to challenges from competing businesses, including ours. If these or other travel industry participants introduce changes or developments that we cannot meet in a timely or cost-effective manner, our revenue and profitability could be reduced.

In addition, consolidation among our competitors may give them increased negotiating leverage with travel sellers and greater marketing resources, thereby providing corresponding competitive advantages over us. Consolidation among travel sellers, including airline mergers, may increase competition from distribution channels related to those travel sellers and place more leverage in the hands of those travel sellers to negotiate lower booking fees. If we are unable to compete effectively, competitors could divert our customers away from our travel distribution channels.

Some travel sellers are seeking alternative distribution models, and alternative models of travel distribution are emerging, which could reduce interest in our travel products.

Some travel sellers are seeking to decrease their reliance on distribution intermediaries, including GDSs. Travel sellers may give advantages to distribution intermediaries in which they have an economic stake or may create or expand commercial relationships with online and traditional travel agencies that work with travel sellers to directly book travel with them. Many airlines, hotels, car rental companies and cruise operators have established their own travel distribution Web sites. Several travel sellers have formed joint ventures that offer multi-supplier travel distribution Web sites. From time to time, travel sellers offer advantages, such as bonus miles, lower transaction fees, or discounted prices, when their products and services are purchased from these supplier-related Web sites. Some of these offerings are not available to unrelated intermediaries, or those intermediaries must provide lower distribution pricing in exchange for access to the offerings. In addition, a new breed of competitor is entering the online travel marketplace. Both well-established search engine companies as well as start ups are attempting to enter the online travel marketplace by leveraging search technology to aggregate travel search results across travel seller, travel agent and other travel-related Web sites. These search engines and alternative travel distribution channels have the potential to divert customers from our online sites thereby reducing interest in our travel products, which in turn could reduce our revenue and profitability.

Cancellation of our non-exclusive agreements with travel sellers could limit our access to travel products and reduce our revenue.

We rely on participating agreements with airlines, hotels, cruise lines and the like. None of these arrangements are exclusive and all may be cancelled by either party on 30 days notice to the other. Our travel sellers have entered into similar agreements with many other travel companies and competitors. We cannot assure that our arrangements with travel sellers will remain in effect, or that any of these sellers will continue to supply us with the any particular level of travel inventory in the future. Any loss of travel sellers by us would reduce our travel products and revenue.

Consolidation in the travel industry and increased competition for travel agency subscribers may result in increased expenses, lost bookings and reduced revenue.

We seek to attract and retain travel agencies as our customers. The number of bookings these travel agencies produce is an important factor in our success. Some travel sellers have reduced or eliminated commissions paid to travel agencies. The loss of commissions causes travel agencies to become more dependent on other sources of revenue, such as traveler-paid service fees and GDS-paid incentives. The reduction or elimination of travel seller-paid commissions has forced some smaller travel agencies to close or to combine with larger travel agencies. Consolidation of travel agencies may result in increased competition to acquire them as customers thereby increasing our costs. In order to compete effectively, we may need to increase incentives, pre-pay incentives, increase spending on marketing or product development, or make significant investments to purchase strategic assets. In addition, consolidation among travel sellers, such as airline and hotel mergers and alliances, may increase competition from their distribution channels or give them additional leverage to negotiate lower booking charges by us.

Our success depends on maintaining the integrity of, and upgrading the quality of, our systems and infrastructure. If we are unable to do so, we will be unable to retain our travel agent customers or attract travel products.

In order to be successful, we must provide reliable, real-time access to our systems for our travel agent customers and travel sellers while also pursuing a low-cost model. If our operations grow in both size and scope, we will continuously need to improve and upgrade our systems and infrastructure to offer an increasing number of customers and travel sellers enhanced products, services, features and functionality, all while maintaining the reliability and integrity of our systems and infrastructure and while pursuing the lowest cost per transaction. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources before the volume of business increases, with no assurance that the volume of business will increase. Travel agents and travel sellers will not tolerate a service hampered by slow delivery times, unreliable service levels and service outages due to the installation of upgrades, or insufficient capacity, any of which could reduce the number of our travel agent customers or travel products.
 Doing business internationally poses special risks, which could increase our costs and require us to allocate significant management resources to address.

We do most of our business internationally which requires management attention and special resources. Nevertheless, we face a number of risks associated with our international operations, including the following:

•	Challenges caused by distance, language and cultural differences;
•	Longer customer payment cycles in some countries;
•	Increased credit risk and higher levels of payment fraud;
•	Legal and regulatory restrictions;
•	Foreign exchange controls that might prevent us from repatriating cash earned in other countries;
•	Political and economic instability and export restrictions; and
•	Potentially adverse tax consequences.

The People’s Republic of China’s Economic Policies could affect our Business.

While the People’s Republic of China’s economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of the People’s Republic of China, but they may also have a negative effect on us. For example, operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

The economy of the People’s Republic of China has been changing from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in the People’s Republic of China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over the People’s Republic of China’s economic growth through the allocation of resources, the control of payment of foreign currency- denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

We may face obstacles from the communist system in the People’s Republic of China.

Foreign companies conducting operations in the People’s Republic of China face significant political, economic and legal risks. The Communist regime in the People’s Republic of China, including a cumbersome bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in the People’s Republic of China and Southeast Asia.

The People’s Republic of China and Southeast Asia historically have not adopted a Western style of management and financial reporting concepts and practices, modern banking, computer or other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the People’s Republic of China and Southeast Asia. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Our CEO, Mr. Gregory Lykiardopoulos has been conducting business in Southeast Asia and China since the 1970s, and has traveled extensively throughout Asia. In addition, we have hired qualified personnel in the United States with professional and work experience in China and Southeast Asia that will oversee the operations in these countries.

Because our common stock may be classified as “penny stock,” trading may be limited, and the share price could decline.

Because our common stock falls under the definition of “penny stock,” trading in the common stock, if any, may be limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving the common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving the common stock.

“Penny stocks” are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange, included for quotation on the NASDAQ system or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents including:

•	A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;
•	All compensation received by the broker-dealer in connection with the transaction;
•	Current quotation prices and other relevant market data; and
•	Monthly account statements reflecting the fair market value of the securities.

These rules also require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

Our directors, executive officers and affiliates will continue to exert significant control over our future direction, which could reduce the sale value or our company.

Members of our Board of Directors and our executive officers, together with their affiliates, own a majority of the outstanding common stock. Accordingly, these stockholders, if they act together, will be able to control all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. The concentration of ownership, which could result in a continued concentration of representation on our Board of Directors, may delay, prevent or deter a change in control and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our assets.

Investors should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion. Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future.

 There is a reduced probability of a change of control or acquisition of us due to the possible issuance of preferred stock. This reduced probability could deprive our investors of the opportunity to otherwise sell our stock in an acquisition of us by others.

Our Articles of Incorporation authorize our Board of Directors to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders. As a result of the existence of “blank check” preferred stock, potential acquirers of our company may find it more difficult to, or be discouraged from, attempting to effect an acquisition transaction with, or a change of control of, our company, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

SELLING STOCKHOLDERS

This prospectus covers possible sales by our officers, directors and affiliates of shares they acquire through exercise of stock options (“options”) granted under our 2006 Equity Incentive Plan, which we refer to as the “Plan.” The names of such individuals who may be selling stockholders from time to time are listed below, along with the number of shares of common stock currently owned by them and the number of shares offered for sale. The address of each individual is in care of us at One Harbor Drive, Suite 300, Sausalito, California 94965.

The following table shows, as of February 5, 2007:

•	The name of each selling stockholder;
•	How many shares the selling stockholder beneficially owns;
•	How many shares the selling stockholder can resell under this prospectus; and
•	Assuming a selling stockholder sells all shares listed next to his name, how many shares the selling stockholder will beneficially own after completion of the offering.

We may amend or supplement this prospectus form time to time in the future to update or change this list of selling stockholders and shares that may be resold.

Selling Stockholder	Number of Shares Owned (1)	Number of Shares Offered for Sale (1)	Number of Shares Owned After the Offering
Kevin Pickard	248,758	248,758	-
____________________
(1) Includes all stock options exercisable under the Plan, regardless of vesting. Does not include any other shares owned by the selling stockholder.

PLAN OF DISTRIBUTION

We have been advised by the selling stockholders that they intend to sell all or a portion of the shares offered from time to time on the Bulletin Board and that sales will be made at prices quoted on the Bulletin Board at the times of sale. The selling stockholders may also make private sales directly or through brokers who may act as agents or principals. Further, the selling stockholders may choose to dispose of their shares by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the selling stockholders and any participating brokers may be deemed to be underwriters within the meaning of the Securities Act of 1933.

Any broker-dealer participating as agent for the selling stockholders or for the purchasers may receive commissions. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above), in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with these resales may pay to or receive commissions from the purchasers.

We have advised the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may apply to sales in the market and has informed them of the possible need for delivery of copies of this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and, if any broker-dealers purchase shares as principal, any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

Upon notification by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act of 1933, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which the shares were sold by the selling stockholders, the commissions paid or discounts or concessions allowed by the selling stockholders to such broker-dealer(s), and where applicable, that the broker-dealer(s) did not conduct any investigation to verify the information set forth in this resale prospectus.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 and 701 under the Securities Act may be resold under Rule 144 rather than pursuant to this prospectus. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be our “affiliate,” is entitled to sell within any three month period “restricted shares” beneficially owned by him or her in an amount that does not exceed the greater of (i) 1% of the then outstanding shares of common stock or (ii) the average weekly trading volume in shares of common stock during the four calendar weeks preceding such sale, provided that at least one year has elapsed since such shares were acquired from us or our affiliate. Sales are also subject to certain requirements as to the manner of sale, notice and availability of current public information regarding us. A person who has not been our “affiliate” at any time within three months prior to the sale is entitled to sell his or her shares without regard to the volume limitations or the other requirements of Rule 144, provided that at least one year has elapsed since the shares were acquired from us or our affiliate. In general, under Rule 701 as currently in effect, any employee, consultant or advisor of us who purchases shares from us in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell these shares in reliance on Rule 144, but without compliance with the certain restrictions contained in Rule 144.

SEC POSITION REGARDING INDEMNIFICATION

Our Articles of Incorporation and Bylaws provide for indemnification of officers and directors, among other things, in instances in which they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests and in which, with respect to criminal proceedings, they had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in that Act and is therefore unenforceable.

DESCRIPTION OF THE PLAN

2006 Equity Incentive Plan

In July 2006 we adopted an equity incentive plan, which we refer to as our Plan, which provides for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986 together with the grant of bonus stock and stock appreciation rights at the discretion of our Board of Directors. Incentive stock options are issuable only to our eligible officers, directors and key employees. Non-statutory stock options are issuable only to our non-employee directors and consultants. The maximum number of shares of common stock that may be issued under the incentive plan is 4,300,000 shares.

The Plan is administered by our full Board of Directors. Under the Plan, the Board determines which individuals shall receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price.

With respect to stock options, the per share exercise price of the common stock may not be less than the fair market value of the common stock on the date the option is granted. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock is eligible to receive incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the common stock subject to the option on the date of grant. The option price for non-statutory options is established by the Board and may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant.

No options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option may only be exercisable by the optionee. Options may be exercised only if the option holder remains continuously associated with us from the date of grant to the date of exercise, unless extended under the Plan grant. Options under the Plan must be granted within 10 years from the effective date of the Plan and the exercise date of an option cannot be later than 5 years from the date of grant. Any options that expire unexercised or that terminate upon an optionee’s ceasing to be employed by us become available once again for issuance. Shares issued upon exercise of an option rank equally with other shares then outstanding.

To date, we have issued an aggregate of 1,842,009 options under the Plan, including 248,758 options to officers and directors.

APPLICABLE SECURITIES LAW RESTRICTIONS

If the optionee is deemed to be an “affiliate” (as that term is defined under the Securities Act of 1933, as amended), the resale of the shares purchased upon exercise of options covered hereby will be subject to certain restrictions and requirements. Our legal counsel may be called upon to discuss these applicable restrictions and requirements with any optionee who may be deemed to be an affiliate, prior to exercising an option.

In addition to the requirements imposed by the Securities Act of 1933, the antifraud provisions of the Securities Exchange Act of 1934 and the rules thereunder (including Rule 10b-5) are applicable to any sale of shares acquired pursuant to options.

Up to 4,300,000 shares may be issued under the Plan. Common shares outstanding and those to be issued upon exercise of options are fully paid and non-assessable, and each share of stock is entitled to one vote at all shareholders’ meetings. All shares are equal to each other with respect to lien rights, liquidation rights and dividend rights. There are no preemptive rights to purchase additional shares by virtue of the fact that a person is a shareholder of the Company. Shareholders do not have the right to cumulate their votes for the election of directors.

Our directors must comply with certain reporting requirements and resale restrictions pursuant to Sections 16(a) and 16(b) of the Securities Exchange Act of 1934 and the rules thereunder upon the receipt or disposition of any options.

TAX CONSEQUENCES

Upon exercise of a non-qualified option, the optionee will be taxed, as ordinary income, on the difference between the exercise price of the option and the fair market value of the underlying shares on the date of exercise. The fair market value then becomes the optionee’s basis in the underlying shares.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed on for us by Gary A. Agron, 5445 DTC Parkway, Suite 520, Greenwood Village, Colorado 80111. Mr. Agron owns approximately 400,000 shares of our common stock.

EXPERTS

Our financial statements for the period from inception January 10, 2006 through June 30, 2006, were audited by Moore Stephens Wurth Frazer and Torbet, LLP, an independent registered public accounting firm, as indicated in their report with respect thereto, and are incorporated herein by reference to our Registration Statement (File Number 333-138293) declared effective on January 31, 2007.

PART I. Information Required in the Section 10(a) Prospectus

Item 1.  Plan Information

The documents containing the information specified in Item 1 will be sent or given to participants in the Registrant’s 2006 Equity Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information, the 2006 Equity Incentive Plan

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) or additional information about the 2006 Equity Incentive Plan are available without charge by contacting:

Michael W. Overby, Chief Financial Officer
One Harbor Drive, Suite 300
Sausalito, California 94965

PART II. Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

(a)	The Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2005.
(b)	The Registrant’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.
(c)	Any Current Reports filed by the Registrant on Form 8-K filed with the SEC subsequent to March 31, 2006.
(d)	The Registrant’s Registration Statement (File Number 333-138293) declared effective on January 31, 2007.
(e)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement (File Number 333-138293) declared effective on January 31, 2007.

Item 4.  Description of Securities

Not Applicable

Item 5.  Interests of Named Experts and Counsel

Gary A. Agron, who will pass upon the validity of the shares offered by the prospectus, owns approximately 400,000 shares of the Registrant’s common stock.
Item 6.  Indemnification of Directors and Officers

The Registrant’s Articles of Incorporation, as amended (the “Articles”), provide that the liability of the Registrant’s directors for monetary damages for breach of fiduciary duty is eliminated to the fullest extent permitted by Colorado law and that the Registrant’s officers and directors shall be indemnified by the Registrant against any liability to the fullest extent permitted by Colorado law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant’s Bylaws, as amended, provide that the Registrant shall indemnify the currently acting and former directors, officers, employees and agents of the Registrant or another corporation, partnership, joint venture, trust, association or other enterprise against reasonably incurred expenses, judgments, penalties, fines and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined that such person reasonably believed (i) in the case of conduct in his official capacity with the Registrant, that his conduct was in the Registrant’s best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the Registrant’s best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful.

Item 7.  Exemption from Registration Claimed

None

Item 8.  Exhibits

Number	Exhibit

4.01	2006 Equity Incentive Plan (1)
5.1	Opinion of Gary A. Agron
23.1	Consent of Moore Stephens Wurth Frazer and Torbet, LLP, an independent registered public accounting firm
23.2	Consent of Gary A. Agron is contained in Exhibit 5.1
____________________
(1)	Incorporated by reference to the Registrant’s Definitive Proxy Statement dated August 4, 2006.

Item 9.  Undertakings

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of an amendment to a filing on Form S-8 and authorized this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Sausalito, California on February 5, 2007.

Triton Distribution Systems, Inc.

By:  /s/ Gregory Lykiardopoulos
Gregory Lykiardopoulos
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on February 5, 2007.

Name	Title

/s/ Gregory Lykiardopoulos Gregory Lykiardopoulos	Chief Executive Officer and Director

/s/ Michael W. Overby Michael W. Overby	Chief Financial Officer (Principal Accounting Officer)

/s/ Khaled El-Marsafy Khaled El-Marsafy	Director

EXHIBIT INDEX

Number	Exhibit

4.01	2006 Equity Incentive Plan (1)
5.1	Opinion of Gary A. Agron
23.1	Consent of Moore Stephens Wurth Frazer and Torbet, LLP, an independent registered public accounting firm
23.2	Consent of Gary A. Agron is contained in Exhibit 5.1
____________________
(1)	Incorporated by reference to the Registrant’s Definitive Proxy Statement dated August 4, 2006.